UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 20, 2024
Date of Report (date of earliest event reported)

Establishment Labs Holdings Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38593	98-1436377
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)
Buiding B15 and 25 Coyol Free Zone Alajuela Costa Rica
(Address of principal executive offices) (Zip Code)
+506 2434 2400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, No Par Value	ESTA	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2024, the Board of Directors of Establishment Labs Holdings Inc. (the “Company”) appointed Fillipo "Peter" Caldini to the position of President of the Company effective immediately (the “Start Date”).

Before joining the Company, Mr. Caldini, age 59, held the position of Chief Executive Officer at Acreage Holdings, Inc., a publicly traded company, from December 2020 to June 2023, and as the Chief Executive Officer and a director of Bespoke Capital Acquisition Corp., a special purpose acquisition corporation, from June 2019 until December 2020. Mr. Caldini also served as the Regional President North America for Pfizer Consumer Healthcare, a consumer healthcare business, from 2017 to 2019. Previously, from 2016 to 2017, Mr. Caldini held the role of Regional President EMEA of Pfizer Consumer Healthcare and led the Northern European cluster from 2015 to 2016. Prior to that, from 2009 to 2014, Mr. Caldini served in several roles at Bayer AG, a global enterprise with core competencies in the life science fields of healthcare and agriculture, including the head of sub-region Emerging Markets EMEA, the General Manager of Bayer Consumer Care China and the head of the Nutritionals Strategic Business unit, the global leader in nutritional supplements with brands One-A-Day, Berocca, and Supradyn. From 2002 to 2009, Mr. Caldini held several roles of increasing responsibility in the commercial area with Wyeth Consumer Healthcare in the US and Internationally. Mr. Caldini received a Masters of International Economics and Management from Bocconi University in Milan, Italy, an MBA from Northeastern University and a BA, Political Science from Boston University.

In connection with Mr. Caldini’s employment as President, the Company entered into an Employment Agreement with Mr. Caldini that provides for (i) a base salary of $415,000 annually, (ii) annual bonus eligibility with a target bonus amount of 50% of base salary, (iii) an annual equity award pursuant to the Company’s long-term incentive equity grant program as in effect from time to time having a grant date fair value equal to approximately 100% of Mr. Caldini’s base salary, and (iv) a new hire grant (the "Grant"). The Grant to Mr. Caldini, as determined on the grant date, includes: (i) an option for a number of common shares of the Company having a fair value equal to $600,000; and (ii) a grant of restricted stock units having a fair value equal to $400,000. The stock options and restricted stock units were granted on the Start Date with an option exercise price equal to the closing price of the Company’s common shares on The Nasdaq Stock Market on such date. One-quarter of the common shares subject to the stock option and restricted stock units granted will vest on each of the first four anniversaries of the Start Date.

Additional terms of the Employment Agreement, including severance payments and other benefits that may be payable to Mr. Caldini thereunder, are consistent with the terms of employment agreements entered into with other executive officers of the Company as described in the section titled “Executive Compensation―Employment Agreements with Establishment Labs Holdings Inc.” included in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 12, 2024, which information is incorporated herein by reference. The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement that is attached hereto as Exhibit 10.1.

In addition, Mr. Caldini will enter into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021.

There are no arrangements or understandings between Mr. Caldini and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Caldini has no family relationships with any of the Company’s directors or executive officers, and Mr. Caldini does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Registrant and Fillipo Caldini, dated August 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTABLISHMENT LABS HOLDINGS INC.

Dated:	August 23, 2024	By:	/s/ Rajbir S. Denhoy
		Name:	Rajbir S. Denhoy
		Title:	Chief Financial Officer